Exhibit 10.31

December 1, 2022 Jason Marks

Re: Transition Agreement

Dear Jason:

This letter confirms that your employment with Amarin Corporation plc (together with its subsidiaries and any controlled affiliates, the "Company") will be ending. We appreciate your service and contributions and would like to make this transition as smooth as possible.

This letter sets forth the terms of a Transition Agreement (the “Agreement") between you and the Company under which you would remain employed by the Company and receive your current compensation and benefits (subject to the terms of any applicable benefits plan) and vest in your outstanding, unvested equity awards between now and February 28,2023, unless your employment ends on an earlier date consistent with the terms of the Agreement. In addition, the below Agreement provides you the opportunity to receive the severance pay and benefits described in Section 4 below pursuant to the terms of the Amarin Corporation plc Executive Severance and Change of Control Plan effective as of January 28, 2021 (the "Plan"). As you know, you are an "Eligible Executive" under the Plan, and provided that you satisfy the Conditions set forth in Section 3 below, the ending of your employment will be treated as a termination by the Company without Cause for purposes of the Plan. Accordingly, if you satisfy the Conditions, you will be eligible for the Severance Benefits under Section 3 of the Plan and as described in Section 4 below. The below Agreement is the "Release" and "Separation Agreement" described in the Plan.

With those understandings, the Agreement between you and the Company is as follows:

1.
Transition Period

(a)
If you enter into and comply with this Agreement, your employment with the Company will continue, along with the compensation, benefits and vesting described in Section l(c) below, until February 28, 2023, at which time it will end, unless you sooner resign or the Company sooner ends your employment for Cause (as defined in the Plan). The actual last day of your employment is referred to herein as the "Date of Termination." The time period between the date of this letter and the Date of Termination is referred to herein as the "Transition Period."

(b)
At the commencement of the Transition Period, you will transition to the role of Senior Advisor. You agree to work professionally and cooperatively with the leadership team and your colleagues as requested during the

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Transition Period. You agree that Good Reason (as defined under the Plan) shall not apply during the Transition Period.

(c)
You will continue to receive your current base salary and be eligible for benefits, subject to the terms of any applicable benefits plan, during the Transition Period. You will receive your full 2022 bonus in the amount of $313,000.00 in accordance with the bonus language in Section 6 of the Employment Agreement dated July 19, 2021 (the "Employment Agreement") and subsequent April 10, 2022 promotion letter. The bonus, will be paid no later than March 15, 2023. You will also continue to vest in your outstanding, unvested equity awards during the Transition Period, subject to the terms of the applicable stock option agreement or restricted stock unit agreement and equity incentive plan(s) (collectively, the "Equity Documents").
2.
Ending of Employment

(a)
Your employment with the Company will end on the Date of Termination, which will be no later than February 28, 2023. Regardless of whether you enter into this Agreement, the Company will provide you with the following "Accrued Obligations" in connection with the ending of your employment: (i) your base salary through the Date of Termination, (ii) an amount equal to the value of your accrued unused paid time off days through the Date of Termination, and (iii) the amount of any business expenses properly incurred by you on behalf of the Company prior to the Date of Termination and not yet reimbursed, if any. You agree that you will submit your final documented expense reimbursement statement reflecting all unreimbursed business expenses no later than 10 calendar days after the Date of Termination. You will not be eligible for any compensation or benefits after the Date of Termination except as set forth in this Agreement. For the avoidance of doubt, the Company's insider trading policy shall continue to be in effect during and after your employment, consistent with the terms of the policy.
(b)
Your eligibility to participate in the Company's group health plans ceases on the last day of the month in which the Date of Termination occurs in accordance with the terms and conditions of those plans. You may elect to continue your existing health plan benefits under such plans in accordance with and subject to the law known as COBRA. You will be provided with information regarding COBRA under separate cover, and COBRA continuation coverage will be at your own cost, subject to Section 4(b) below if you satisfy the Conditions. Your eligibility to participate in the Company's other employee benefit plans and programs ceases on the Date of Termination in accordance with the terms and conditions of each of those benefit plans and programs.

(c)
Consistent with the Equity Documents, you will cease vesting in your outstanding, unvested equity awards on the Date of Termination, subject to Section 4(c) below if you satisfy the Conditions. Any vested stock options must be exercised within the time period set forth in the Equity Documents.

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(d)
You will be deemed to have resigned from all officer, trustee and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates as of December 7, 2022. You agree to execute any documents requested by the Company or any of its respective subsidiaries and affiliates necessary to effectuate such resignations.

(e)
You agree that you will promptly inform the Company of the commencement of any new employment prior to February 28, 2023 and that your employment with the Company, and the Transition Period, will end on the date immediately preceding the commencement of your new employment. However, if the CEO approves of your departure prior to February 28, 2023 to commence new employment. you will be paid through February 28, 2023 and, if you satisfy the Conditions, you will also be entitled to the Severance Benefits.
3.
Conditions for Severance Benefits. To receive the Severance Benefits set forth in Section 4 below, you must (i) enter into and comply with this Agreement, (ii) not be terminated by the Company for Cause, (iii) not resign from your employment without the prior written approval of the Company's Chief Executive Officer ("CEO") and (iv) enter into and not revoke the certificate attached hereto as Exhibit A, which updates the release of claims in Section 5 of this Agreement and adds a release under the Age Discrimination in Employment Act (the "Certificate") within the timeframe set forth therein. For the avoidance of doubt, if the Company terminates your employment for Cause, or if you fail to satisfy any of the Conditions, your employment will end and you will be entitled to the Accrued Obligations but will not be entitled to the Severance Benefits set forth in Section 4 or any other post-employment compensation or benefits from the Company.
4.
Severance Benefits. If you satisfy the Conditions, then:

(a)
the Company shall continue to pay you your current base salary for the twelve (12) month period following the Date of Termination (the "Salary Continuation Period"); and

(b)
if you elect and remain eligible for COBRA continuation coverage, the Company shall continue your group health plan benefits to the extent authorized by and consistent with COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of: (i) the end of the Salary Continuation Period, and (ii) the date that you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and
(c)
the portion of your outstanding stock options, restricted stock units or other equity incentive awards (in each case, only to the extent subject to time-based vesting) that would have vested in the six (6) months following the Date of Termination will immediately accelerate and become fully exercisable or nonforfeitable as of the later of the Date of Termination and the effective date of this Agreement. The forfeiture of

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any unvested equity that is subject to acceleration will be delayed to the extent necessary to effectuate this provision and will not occur if the acceleration pursuant to this provision occurs.

The amounts payable under this Section 4 shall be paid out in substantially equal installments in accordance with the Company's payroll practice over the Salary Continuation Period commencing on the Company's first practicable payroll date following the Date of Termination; provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

5.
Release of All Claims. You, on your own behalf and on behalf of your heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge Amarin Corporation plc, Amarin Pharma, Inc. and each of their respective affiliates, parents, successors, and predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of Amarin Corporation plc, Amarin Pharma, Inc. and their respective affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the "Releasees"), from any and all causes of action, claims and damages, including attorneys' fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date on which you sign this Agreement. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act ("FMLA"), and the Worker Adjustment and Retraining Notification Act ("WARN"), each as amended and any other federal, state, local or foreign law relating to notice of employment termination or to severance pay, (including, without limitation, any claim under N.J. Rev. Stat 34:21-2.2a. et seq. and any other state mini-WARN laws); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, and any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium; provided, however, that this release shall not apply to (a) claims to enforce your rights under this Agreement; (b) claims for vested benefits pursuant to ERISA; (c) claims with respect to your vested equity rights as of the Date of Termination; (d) claims to enforce the Company's obligation to indemnify you to the extent such indemnification obligations exist; and (e) claims or administrative charges which legally may not be waived.

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You are waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on your behalf arising out of or related to your employment with and/or separation from employment with the Company; provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

You represent that you have not assigned any claim to any third party.

6.
Return of Company Property. On or prior to the Date of Termination (and sooner if requested by the Company), you agree to return to the Company, without copying, transferring, modifying or deleting any of the Company's confidential information, all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, iPad, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). After returning all such Company property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Date of Termination. If you discover after the Date of Termination that you have retained any Company proprietary or confidential information, you agree, immediately upon discovery, to contact the Company and make arrangements for returning the information.

7.
Restrictive Covenants and Continuing Obligations.

(a)
Restrictive Covenants Agreement. You acknowledge your continuing obligations under your Nondisclosure, Developments and Noncompetition Agreement (the "Restrictive Covenants Agreement"), which, among other things prohibits disclosure of any confidential or proprietary information of the Company; provided, however, that that the Company will not enforce the noncompetition provision contained in the Restrictive Covenants Agreement in a way that would prevent you from practicing law. The remaining terms of the Restrictive Covenants Agreement are incorporated by reference as material terms of this Agreement (the Restrictive Covenants Agreement together with Sections 6, 7(a) through (c)(i) and 8 of this Agreement shall be referred to herein as the "Continuing Obligations").

(b)
Cooperation. You agree to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company reasonably believes you may have knowledge or information; (ii) internal or external investigations related to matters that occurred during your employment and about which the Company reasonably believes that you have relevant information and (iii)

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transitioning your duties (together "Cooperation Services"). You further agree to make yourself available to provide Cooperation Services at mutually convenient times. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment or other business responsibilities that you may have. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company's business expense reimbursement policy.

(c)
No Disparagement. You agree not to make, publish or communicate to any person or entity or in any public forum any disparaging or defamatory statements (whether written, oral, through social or electronic media or otherwise) concerning any of the Releasees, any of their respective products or services or any of their respective current or former officers, directors, shareholders, employees or agents. For its part, the Company agrees to instruct current members of the Board and current C-

level executives not to make, publish or communicate to any person or entity or in any public forum any disparaging or defamatory statements (whether written, oral, through social or electronic media or otherwise) concerning you or your work with the Company.

8.
Communications Regarding Your Departure. Promptly following the date of the public announcement regarding your transition and departure from the Company, the Company will issue a formal written internal announcement, with the content of such internal announcement to be mutually agreed upon by you and the CEO (the "Company Announcement"). Until such time as the Company Announcement is made, you agree that you will not (without the prior written approval of the CEO) communicate about your transition and departure with anyone until after the Company Announcement has been made; provided that you may communicate with your tax advisor(s), attorney(s), and spouse about your transition and departure before the Company Announcement; provided further that you first advise such persons not to reveal information about your transition and departure until the Company Announcement is made and each such person agrees. Once the Company has made the Company Announcement, you agree to limit any communications regarding your transition and departure to statements consistent with the Company Announcement.

9.
Tax Treatment; Section 409A

(a)
The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any

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payments to compensate you for any adverse tax effect associated

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with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b)
The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1, 409A 2(b)(2).

10.
Acknowledgements and Representations You acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to you, and you understand that you will not receive any additional compensation, severance or benefits after the Date of Termination, except as set forth in this Agreement.

11.
Legally Binding; Advice of Counsel. This Agreement is a legally binding document, and your signature will commit you to its terms. The Company advises you to consult with an attorney prior to entering into this Agreement. By signing this Agreement, you acknowledge that you are knowingly and voluntarily entering into this Agreement.

12.
Time for Consideration; Effective Date. You acknowledge that you have been given an adequate amount of time to review the Agreement. To accept this Agreement, you must execute an unmodified copy of this Agreement via DocuSign no later than December 6, 2022 at 4:00 pm EST. If you breach any of the terms of this Agreement prior to execution, the offer of this Agreement is withdrawn and your execution of the Agreement will not be valid. This Agreement shall become effective on the date that it is fully executed (the "Effective Date").

13.
Protected Disclosures. Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a

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"Government Agency"). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you would not be entitled to monetary or other individualized relief provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange

Commission. Nothing in this Agreement any other agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

14.
Other Provisions

(a)
Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(b)
No Admission of Liability. This Agreement does not constitute an admission of liability or wrongdoing on the part of the Company, the Company does not admit there has been any wrongdoing whatsoever against you, and the Company expressly denies that any wrongdoing has occurred.
(c)
Entire Agreement. This Agreement, together with the Restrictive Covenants Agreement, constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including, without limitation, the Employment Agreement; provided, however, that the Equity Documents remain in full force and effect, subject to the terms of this Agreement.
(d)
Severability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(e)
Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations. You further agree that money damages would be an inadequate remedy for any breach of the Continuing Obligations. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the

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necessity of posting a bond, and to its costs of enforcement of the Continuing Obligations, including its reasonable attorney's fees and expenses. In addition, and without limiting the foregoing, in the event that you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to discontinue the severance pay and benefits under Section 4 and/or to seek recovery of any previously paid severance pay and benefits.

(f)
Governing Law; Interpretation. This Agreement shall be governed by the laws of the State of New Jersey, excluding the choice of law rules thereof. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the "drafter" of all or any portion of this Agreement.
(g)
Jurisdiction. You and the Company hereby agree that the state and federal courts in the State of New Jersey shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(h)
Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and the CEO.
(i)
Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

[Signature page follows.]

Please indicate your agreement to the terms of this Agreement by signing and returning this Agreement within the time period set forth above.

The Company wishes you the best in your future endeavors.

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Very truly yours,

AMARIN CORPORATION PLC

By: _

Name:

Title:

The foregoing is agreed to and accepted by:

Jason Marks

Date:

Exhibit A Certificate

I, Jason Marks, hereby acknowledge and certify that I entered into a Transition Agreement with Amarin Corporation plc (together with its subsidiaries and any controlled affiliates, the "Company") in connection with the ending of my employment (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, and provided that I have satisfied the Conditions, I am required to execute this certificate, which updates the release of claims set forth in Section 5 of the Agreement and adds a release under the Age Discrimination in Employment Act (this "Certificate"), in order to be eligible for the Severance Benefits in Section 4 of the Agreement. I understand that I may not sign this Certificate until on or after the Date of Termination and that I must return it to the Company within twenty-one (21) days after the Date of Termination.

I, therefore, agree as follows:

1.
A copy of this Certificate was attached to the Agreement as Exhibit A.
2.
In consideration of the benefits contained in the Agreement, including but not limited to the Severance Benefits set forth in Section 4 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 5 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I sign this Certificate, subject to all other exclusions and terms set forth in the Agreement, and I release any claims under the Age Discrimination in Employment Act.

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3.
I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.
4.
I acknowledge that I have knowingly and voluntarily entered into this Certificate and that the Company advises me to consult with an attorney before signing this Certificate. I understand and acknowledge that I have been given the opportunity to consider this Certificate for twenty-one (21) days following the Date of Termination (the "Consideration Period"). To receive the Severance Benefits, I must return a signed, unmodified original or PDF copy of this Certificate so that it is received by Donna Pasek (donna.pasek@amarincorp.com) at or before the expiration of the Consideration Period. For the period of seven (7) days from the date when I sign this Certificate, I have the right to revoke this Certificate by written notice to Ms. Pasek. For such a revocation to be effective, it must be delivered so that it is received by Ms. Pasek at or before the expiration of the seven (7) day revocation period. This Certificate shall not become effective or enforceable during the revocation period. This Certificate shall become effective on the first business day following the expiration of the revocation period (the "Effective Date of Certificate").
5.
I agree that this Certificate is part of the Agreement.

Jason Marks Date

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